EXHIBIT 99.1

ARCH CAPITAL GROUP LTD.
ANNOUNCES $950 MILLION PUBLIC OFFERING OF SENIOR NOTES

HAMILTON, BERMUDA, November 29, 2016 – Arch Capital Group Ltd. [NASDAQ: ACGL] announced today that the pricing of an offering of $500,000,000 aggregate principal amount of 4.011% senior notes due 2026 (2026 Notes) and $450,000,000 aggregate principal amount of 5.031% senior notes due 2046 (2046 Notes and, together with the 2026 Notes, the Notes) of its wholly owned subsidiary Arch Capital Finance LLC. The Notes will be unconditionally guaranteed by Arch Capital Group Ltd. The issuer intends to use the net proceeds of this offering to fund a portion of the cash consideration for the acquisition of United Guaranty Corporation and AIG United Guaranty Insurance (Asia) Limited from their current owner, American International Group, Inc. (UGC Acquisition), to pay related costs and expenses and for anticipated growth in our mortgage and other select businesses. The closing of this offering is not contingent on the closing of the UGC Acquisition. The offering is expected to close on December 8, 2016, subject to customary closing conditions.

The offering is being led by Credit Suisse Securities (USA) LLC, Barclays Capital Inc., J.P. Morgan Securities LLC, Lloyds Securities Inc., BMO Capital Markets Corp. Merrill Lynch, Pierce, Fenner & Smith Incorporated, US Bancorp Investments, Inc. and Wells Fargo Securities, LLC, as joint book-running managers.

Arch Capital Group Ltd., a Bermuda-based company with approximately $8.24 billion in capital at September 30, 2016, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which the offer, solicitation or sale is not permitted. The offering is being made pursuant to the Company’s effective shelf registration statement previously filed with the Securities and Exchange Commission.  This offering may be made only by means of a prospectus, including a preliminary prospectus supplement, forming a part of the effective registration statement.

You may obtain a copy of the preliminary prospectus supplement, the final prospectus supplement, when available, and accompanying prospectus from the Securities and Exchange

Commission at www.sec.gov. Alternatively, the underwriters may arrange to send you these documents if you request them by contacting Credit Suisse Securities (USA) LLC toll free at (800) 221-1037; Barclays Capital Inc. toll-free at (888) 603-5847; J.P. Morgan Securities LLC, collect at (212) 834-4533; or Lloyds Securities Inc. at (212) 930-8956.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This release or any other written or oral statements made by or on behalf of Arch Capital Group Ltd. and its subsidiaries may include forward-looking statements, which reflect our current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements.

Forward-looking statements can generally be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or their negative or variations or similar terminology. Forward-looking statements involve our current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: the risk Arch may be unable to obtain governmental and regulatory approvals required for the proposed transaction, or required governmental and regulatory approvals may delay the proposed transaction, the occurrence of any event, change or other circumstances that could give rise to the termination of the acquisition agreement; or could otherwise cause the failure of the acquisition to close, the risk that a condition to the closing of the proposed transaction may not be satisfied, the failure to obtain any financing necessary to complete the acquisition, the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against Arch and others relating to the acquisition agreement, the timing to consummate the proposed transaction, the diversion of management time and attention on the transaction; adverse general economic and market conditions; increased competition; pricing and policy term trends; fluctuations in the actions of rating agencies and our ability to maintain and improve our ratings; investment performance; the loss of key personnel; the adequacy of our loss reserves, severity and/or frequency of losses, greater than expected loss ratios and adverse development on claim and/or claim expense liabilities; greater frequency or severity of unpredictable natural and man-made catastrophic events; the impact of acts of terrorism and acts of war; changes in regulations and/or tax laws in the United States or elsewhere; our ability to successfully integrate, establish and maintain operating procedures as well as integrate the businesses we have acquired or may acquire into the existing operations; changes in accounting principles or policies; material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements; availability and cost to us of reinsurance to manage our gross and net exposures; the failure of others to meet their obligations to us; and other factors identified in our filings with the U.S. Securities and Exchange Commission.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Contact:    Arch Capital Group Ltd.
Mark D. Lyons
    (441) 278-9250